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                               EXHIBIT (d)(2)

                      INVESTMENT SUBADVISORY AGREEMENT
                                BY AND AMONG
                      GENERAL AMERICAN CAPITAL COMPANY,
                    CONNING ASSET MANAGEMENT COMPANY, AND
                 STATE STREET RESEARCH & MANAGEMENT COMPANY


INVESTMENT SUBADVISORY AGREEMENT made as of the 19th day of September, 2000, by and among GENERAL AMERICAN CAPITAL COMPANY (the "Company"), a Maryland corporation, CONNING ASSET MANAGEMENT COMPANY (the "Adviser"), a Missouri corporation that is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and STATE STREET RESEARCH & MANAGEMENT COMPANY (the "Subadviser"), a Delaware corporation that is registered as an investment adviser under the Advisers Act, as follows:

                        ARTICLE I - Advisory Services
                                    -----------------

The Company is an open-end, diversified management investment company, incorporated under the laws of the State of Maryland on November 15, 1985. the Company has employed the Adviser to act as the investment adviser to and manager of the Company, and subject to the supervision of the Board of Directors of the Company (the "Board"), to manage the investment and reinvestment of the assets of the funds currently offered for sale by the Company (the "Funds") pursuant to an investment advisory agreement dated September 19, 2000 (the "Advisory Agreement"). Pursuant to its authority under Article I B of the Advisory Agreement, the Adviser hereby employs the Subadviser to act as the investment subadviser and, subject to the supervision of the Board and the Adviser, to manage the day-to-day investment and reinvestment of the Funds listed on Exhibit A to this Subadvisory Agreement (as Exhibit A may be amended from time to time) (such Funds collectively referred to as the "Subadvised Funds").

The Subadviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company or the Adviser in any way or otherwise be deemed an agent of the Company or the Adviser. The Subadviser shall, for purposes of this Subadvisory Agreement, have and exercise full investment discretion and authority to act as agent for the Company in buying, selling or otherwise disposing or managing the Subadvised Fund's investments, subject to the supervision of the Board and the Adviser.

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A.       Duties of the Subadviser.  In carrying out its obligations to manage
         ------------------------
the investment and reinvestment of the Company's assets, the Subadviser shall, as appropriate and consistent with the limitations set forth in Section C hereof:

         (a) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of each Subadvised Fund as set forth in the Company's prospectus, as amended from time to time;

         (b) consult with the Adviser and the Board and furnish to the Adviser and the Board recommendations with respect to an overall investment strategy for each Subadvised Fund for approval, modification, or rejection by the Adviser and/or the Board;

         (c) seek out specific investment opportunities and take such steps as are necessary to implement any overall investment strategies approved by the Adviser or the Board, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, management of investments and any other Company property, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

         (d) regularly report to the Adviser and/or the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the Subadvised Fund's assets; and

         (e) furnish to regulatory authorities having jurisdiction such information as may be requested in order for such authorities to ascertain that Funds that support variable insurance operations are being conducted in accordance with applicable laws and regulations.

B.       Employment of Other the Subadviser(s).  The Subadviser shall have the
         -------------------------------------
authority to employ, at its expense or otherwise, one or more subadvisers to provide any services to a Subadvised Fund, only upon the consent of the Adviser and any necessary approvals from the Board and shareholders of the Funds.

C.       Limitations on Advisory Services. The Subadviser shall perform the
         --------------------------------
services under this Subadvisory Agreement subject to the supervision and review of the Adviser and the Board and in a manner consistent with the investment objectives, policies, and restrictions of each Subadvised Fund as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, the Company's Articles of Incorporation and By-Laws, each as amended from time to time, the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the applicable requirements of the Internal Revenue Code of 1986, as amended.

The Company or the Adviser has furnished or will furnish the Subadviser with copies of the Company's Prospectus, Articles of Incorporation, and By-Laws as currently in effect, and each agrees during the continuance of the Subadvisory Agreement to furnish the Subadviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Subadviser will be entitled to rely on all documents furnished by the Company or the Adviser.

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         ARTICLE II - Compensation by the Adviser of the Subadviser
                      ---------------------------------------------

A.       Investment Subadvisory Fee.  As compensation for its services to the
         --------------------------
Company, the Adviser shall pay the Subadviser the monthly compensation based on an annual percentage of the average daily value of the net assets of the Subadvised Funds as shown below:

         Asset Allocation Fund      0.50 percent  up to $500 million
                                    0.40 percent  $500 million to $1 billion
                                    0.35 percent  $1 billion and up

          Managed Equity Fund       0.40 Percent  up to $10 million
                                    0.30 Percent  $10 million up to $30 million
                                    0.25 Percent  $30 million and up

   Provided that effective January 6, 2002, the subadvisory fees shall be:

                                    0.40 percent  up to $250 million
                                    0.35 percent  $250 million to $750 million
                                    0.30 percent  $750 million and up

         Mid-Cap Equity Fund        0.45 percent  up to $20 million
                                    0.40 percent  $20 million to $750 million
                                    0.35 percent  $750 million and up

   Provided that effective January 6, 2002, the subadvisory fees shall be:

                                    0.45 percent  up to $250 million
                                    0.40 percent  $250 million to $750 million
                                    0.35 percent  $750 million and up

         Small-Cap Equity Fund      0.65 percent  up to $250 million
                                    0.60 percent  $250 million to $750 million
                                    0.55 percent  $750 million and up

B.       Allocation of Expenses.  The Subadviser shall be responsible for
         ----------------------
payment of all expenses it may incur in performing the services set forth in
Article I hereunder. Except for expenses specifically assumed by the Adviser as stated above, the Company shall be responsible for all expenses associated with the Company's operations.

The Board shall determine the manner in which expenses are allocated to the Subadvised Funds, and the determination of the Board shall be final and binding.

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                ARTICLE III - Fund Transactions and Brokerage
                              -------------------------------

The Subadviser agrees to determine the securities to be purchased or sold by each Subadvised Fund, subject to the provisions of Article I, and to place orders pursuant to its determinations either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser or the Subadviser, as the case may be, subject to the following limitations.

The Subadviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Subadvised Fund and will use its best efforts to obtain the most favorable price and efficient execution of the Company's orders, taking into account all appropriate factors, including: price; dealer spread or commission, if any; size and difficulty of the transaction; the nature of the market for the security; the reliability, financial condition and general execution and operational capabilities of the broker-dealer; and the research, statistical, and economic data furnished by the broker-dealer to the Company.

Subject to the above requirements, nothing shall prohibit The Subadviser from selecting brokers or dealers with which it or the Company are affiliated and from selecting brokers or dealers by virtue of sales of insurance policies of General American Life Insurance Company or its affiliates by such broker-dealers or their affiliates.

                  ARTICLE IV - Activities of the Subadviser
                               ----------------------------

The Subadviser's services to the Company under this Subadvisory Agreement are not to be deemed exclusive, and the Subadviser will be free to render similar services to others so long as its services under this Subadvisory Agreement are not impaired. It is understood that the Company's directors, officers, employees and shareholders are or may become interested in the Subadviser, as directors, officers, employees or shareholders or otherwise, and that directors, officers, employees or shareholders of the Subadviser are or may become similarly interested in the Company.

It is agreed that the Subadviser may use any supplemental investment research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts. The Subadviser or its subsidiaries may use such information in managing their own accounts.

Conversely, such supplemental information obtained by the placement of business for the Subadviser or other entities advised by the Subadviser will be considered by and may be useful to the Subadviser in carrying out its obligations to the Company.

Securities held by a Subadvised Fund may also be held by separate investment accounts or other investment companies for which the Subadviser may act as an adviser or by the Subadviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought by the Subadviser or its affiliates for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Subadvised Funds or other entities for which the Subadviser or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Company agrees that the Subadviser

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may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all.
To the extent that transactions on behalf of more than one client of the Subadviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Company recognizes that there may be an adverse effect on price.

It is agreed that, on occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of a Subadvised Fund as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for the Subadvised Funds with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and lower brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Company and to such other accounts or companies. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Subadvised Fund.

           ARTICLE V - Effectiveness of the Subadvisory Agreement
                       ------------------------------------------

This Subadvisory Agreement shall not become effective unless and until it is approved by the Company's Board (including a majority of directors who are not parties to this Subadvisory Agreement or interested persons of any such party to this Subadvisory Agreement), and by the Company' shareholders, and this Subadvisory Agreement shall come into full force and effect on the date on which it is so approved, or such later date as the Board may determine, provided that it shall not become effective as to any subsequently created fund until it has been approved specifically for such fund by the Board and its shareholder(s), as required, and that implementation of any changes from prior Subadvisory Agreements may be delayed until the start of the next month after a change is approved by the shareholders.

               ARTICLE VI - Term of the Subadvisory Agreement
                            ---------------------------------

As to each Subadvised Fund, this Subadvisory Agreement shall continue in effect from year to year so long as its continuance is approved annually by a majority of the votes cast by those persons having voting rights in respect of the Subadvised Fund or by a vote by a majority of the members of the Board, but in either event by the vote of a majority of the Board who are not "interested persons" (as defined in the Investment Company Act) of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting such approval.

As to each Subadvised Fund, this Subadvisory Agreement:

         (1) may be terminated without the payment of any penalty upon 60 days' written notice to the Subadviser either by the Board, the Adviser, or by a majority vote of those persons having voting rights in respect of the affected Subadvised Fund(s);

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         (2) shall automatically terminate if it is assigned (within the meaning of the Investment Company Act) by the Subadviser;

         (3) may be terminated by the Subadviser without payment of any penalty upon 60 days' written notice to the other parties; and

         (4) may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment of this Subadvisory Agreement shall not be effective until approved by (a) vote of the holders of a majority of the outstanding voting securities of the Subadvised Fund(s) affected; and (b) a majority of those directors of the Company who are not parties to this Subadvisory Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval.

                         ARTICLE VII - Recordkeeping
                                       -------------

The Subadviser agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all records the Subadviser maintains for the Company as are required to be maintained pursuant to said rules. The Subadviser agrees that all such records shall be the property of the Company and shall be made available, within five (5) business days of the request, to the Company' accountants or auditors during regular business hours at the Subadviser's offices upon such prior written notice. In the event of termination for any reason, all such records shall be returned promptly to the Company, free from any claim or retention of rights by the Subadviser. In addition, Subadviser will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Company or as may be required by any governmental agency having jurisdiction. The Subadviser will keep any information obtained in the course of performing under this Subadvisory Agreement in confidence and will not use such information for its own benefit nor disclose it except as authorized by the Company or the Adviser or as required by regulatory authorities having jurisdiction.

                 ARTICLE VIII - Liability of the Subadviser
                                ---------------------------

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Subadviser (or its officers, directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Subadviser or retained by it to perform or assist in the performance of its obligations under this Subadvisory Agreement), neither the Subadviser nor any of its officers, directors, employees or agents shall be subject to liability to the Company or to any shareholder or to any other person with a beneficial interest in the Company for any act or omission in the course of, or connected with, rendering advisory services hereunder, including without limitation any error or judgment or mistake of law or for any loss suffered by the Company or any shareholder or other person in connection with the matters to which this Subadvisory Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. The provisions

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of this Article VIII shall not apply to services other than those relating solely to the provision of investment advice rendered by the Subadviser pursuant to this Subadvisory Agreement.

                         ARTICLE IX - Governing Law
                                      -------------

While this Subadvisory Agreement is intended by the parties to be governed by Missouri law as to matters of state law, this Subadvisory Agreement is also subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with the Investment Company Act and those rules and regulations. As used with respect to the Company and the holders of voting shares of any class of the Company's capital stock, the term "majority of the outstanding voting shares" means the lesser of (i) 67% or more of the voting shares represented at a meeting at which the holders of more than 50% of the outstanding voting shares are represented or (ii) more than 50% of the outstanding voting shares.

IN WITNESS WHEREOF, the parties have caused this Investment Subadvisory Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

Attest:                               GENERAL AMERICAN CAPITAL COMPANY



/s/ Christopher A. Martin             By: /s/ Matthew P. McCauley
-------------------------------------    ---------------------------------
Christopher A. Martin, Secretary          Matthew P. McCauley, Vice President


Attest:                               CONNING ASSET MANAGEMENT
                                          COMPANY



/s/ Paul W. Kopsky                    By: /s/ James L. Lipscomb
-------------------------------------    ---------------------------------
Paul W. Kopsky, Senior Vice President     James L. Lipscomb, President and
Executive Officer                         Chief and Chief Financial Officer


Attest:                               STATE STREET RESEARCH &
                                      MANAGEMENT COMPANY




/s/ Francis J. McNamara, III          By: /s/ Gerard P. Maus
-------------------------------------    ---------------------------------
Francis J. McNamara, III, Secretary       Gerard P. Maus, Executive Vice
                                          President, Finance and
                                          Administration




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